FOR IMMEDIATE RELEASE

MIDWESTONE NAMES CHARLES N. REEVES AS NEW CEO
Seasoned Banking Leader Brings Track Record of Driving Growth for Community, Regional and National Institutions

IOWA CITY, IOWA – OCTOBER 19, 2022 – MidWestOne Financial Group, Inc. (Nasdaq: MOFG), parent company of MidWestOne Bank, today announced that its Board of Directors has named Charles (Chip) N. Reeves, 54, as its new Chief Executive Officer (CEO), effective November 1, 2022. Reeves succeeds Charlie Funk, who is retiring following a successful 22-year career with the organization. Funk will remain with MidWestOne through April 2023 as a special advisor to ensure a seamless transition, and he will continue to serve as a director on the Company’s Board of Directors.

Reeves, a seasoned senior banking and financial services leader, brings a demonstrated track record of driving growth for community, regional and national institutions. In addition, he has extensive experience successfully managing fully integrated banking units across multiple lines of business including retail, small business, wealth management, and commercial banking.

“Following an extensive search to find the right candidate to lead our organization, we are excited to welcome Chip to MidWestOne,” said Kevin Monson, Company and Bank Chairman of the Board. “He has 32 years of broad-based banking experience in both robust and distressed economic environments, as well as rural and metro markets. Chip is equally skilled at building and developing leadership teams to foster long-term relationships, and help customers and communities succeed. We look forward to leveraging his skills and experience to drive long-term growth at MidWestOne.”

Most recently, Reeves served as President, CEO and Director of Beach Bancorp, Inc., parent company of Beach Bank, a Fort Walton Beach, Fla.-headquartered community bank. Prior to that, he was President and Chief Operating Officer of Bank of the Cascades, a $3.2 billion publicly traded financial services company with operations in Oregon, Idaho, and Washington. Additionally, Reeves had a long-standing, 22-year career with Fifth Third Bancorp, where he held several executive leadership positions of increasing responsibility. These included: Executive Vice President, Head of Commercial Banking, Chicago; and, Market President, Fifth Third Bank, Chicago. As Market President, he led all Fifth Third Bank activities in the Chicago-Northern Indiana region. The affiliate bank comprised 2,000 employees, $11 billion in assets, 180 banking centers, and commercial, branch and mortgage banking, and wealth management advisory services.

Said Reeves, “I am excited to join MidWestOne and for the opportunities we have ahead of us – and I’m humbled by the legacy that Charlie Funk leaves. He prioritized integrity and community banking and led the organization from less than $500 million in assets and approximately 200 employees in 2000, to nearly $6.5 billion in assets and more than 800 employees today. I look forward to working with Charlie during the transition period and building on MidWestOne’s important legacy with our employees and the communities we serve.”

Reeves graduated from Miami University, Oxford, Ohio, with a bachelor’s degree in marketing. He has served as a Director or Trustee of many community and professional organizations including The United Way, American Heart Association, Positive Coaching Alliance, The Florida Bankers Association and the Chicago Economic Club.

Said Funk, “We have traveled many miles together these past 22 years. Our Board of Directors has made an excellent choice for the next CEO of MidWestOne. We have built a strong foundation and I am confident that Chip will provide the leadership that will take MidWestOne to new heights.”

About MidWestOne Financial Group
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. MidWestOne is the parent company of MidWestOne Bank, which operates banking offices in Iowa, Minnesota, Wisconsin, Florida, and Colorado. MidWestOne provides electronic delivery of financial services through its website, MidWestOne.bank. MidWestOne Financial Group, Inc. trades on the Nasdaq Global Select Market under the symbol “MOFG”.

Contact:
Barry S. Ray
Chief Financial Officer
319.356.5800